UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2011

___________________

Lyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10875	01-0579490
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

6401 Hollis St., Suite 125
Emeryville, CA		94608
(Address of principal		(Zip code)
executive offices)

Registrant's telephone number, including area code: (302) 691-6189

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment of Loan and Security Agreement

     On August 31, 2011, Lyris, Inc. (“Company”) and its wholly owned subsidiaries, Lyris Technologies, Inc. and Commodore Resources (Nevada), Inc. (each a “Borrower” and collectively, the “Borrowers”) entered into the Seventh Amendment to Amended and Restated Loan and Security Agreement (“Amendment”) with Comerica Bank (“Bank”). The Amendment revises the terms of the Amended and Restated Loan and Security Agreement (“Agreement”) by and among the Borrowers and Bank, dated as of March 6, 2008, as amended.

     The Amendment reduced the Company’s existing revolving line of credit from $5,000,000 to $2,500,000 (“Existing Line”). The amount available under the Existing Line is limited by a borrowing base, which is 80% of the amount of the aggregate of the Borrowers’ accounts receivable, less certain exclusions. The Amendment also extends to the Company a second revolving line of credit of $2,500,000 (“Non-Formula Line,” and together with the Existing Line, the “Revolving Lines”). The Revolving Lines mature on April 30, 2012.

     Advances under the Revolving Lines will accrue interest at a variable rate calculated as the Bank’s prime rate plus a margin of 2.5% for the Revolving Line and the Bank’s prime rate plus a margin of 0.5% for the Non-Formula Line. Interest is payable monthly, and principal is payable upon maturity.

     The Amendment contains additional covenants from the Company, including that the Company will raise $2,000,000 in new equity prior to February 28, 2012 and will maintain the following minimum amounts of EBITDA (measured on a trailing three months basis):

Measuring Period Ending	Minimum Trailing Three (3) Month
EBITDA
7/31/2011	($1,500,000)
8/31/2011	($1,400,000)
9/30/2011	($1,350,000)
10/31/2011	($750,000)
11/30/2000	($350,000)
12/31/2011	$50,000

     In connection with the Amendment, the Bank waived the Company’s failure to comply with the financial liquidity covenant under the Agreement for the June 2011 and July 2011 measuring periods.

     Repayment of the Revolving Lines is secured by a security interest in substantially all of the assets of the Borrowers. In addition, Mr. William T. Comfort, III, the Company’s Chairman of the Board, entered into a Limited Guaranty, dated as of August 31, 2011 (“Limited Guaranty”), to guarantee the Company’s repayment of indebtedness under the Amendment. Mr. Comfort’s liability under the Limited Guaranty is limited to $1,000,000 with respect to advances made under the Existing Line and $2,500,000 with respect to advances made under the Non-Formula Line.

     Mr. Comfort also entered into a Pledge and Security Agreement with the Bank (“Pledge Agreement”), a Reimbursement and Security Agreement with the Borrowers (“Reimbursement and Security Agreement”), and a Subordination Agreement with the Bank and the Company (“Subordination Agreement”).

     Under the Pledge Agreement, Mr. Comfort granted the Bank a security interest in cash collateral maintained at the bank, as security for the performance of Mr. Comfort’s obligations under the Limited Guaranty. The Bank’s remedies with respect to performance of Mr. Comfort’s obligations under the Limited Guaranty and the Pledge Agreement are limited to the cash collateral pledged under the Pledge Agreement.

     The Reimbursement and Security Agreement provides that the Borrowers will reimburse Mr. Comfort for all amounts paid to the Bank under the Limited Guaranty or Pledge Agreement and all costs, fees and expenses incurred by Mr. Comfort under the Limited Guaranty and the Pledge Agreement. As security for the Company’s reimbursement obligations, the Borrowers granted Mr. Comfort a security interest in the same property which secures Borrowers’ obligations under the Agreement. Upon the occurrence of an event of default under the Reimbursement and Security Agreement or the occurrence or continuance of an event of default under the Agreement, Mr. Comfort shall have the right to exercise all such rights as a secured party with respect to each of the Borrower’s properties pledged to secure repayment, subject to restrictions on exercise set forth in the Subordination Agreement.

     The Subordination Agreement among the Borrowers, the Bank and Mr. Comfort subordinates Borrowers’ indebtedness and obligations to Mr. Comfort to the Borrowers’ indebtedness and obligations to the Bank. It also subordinates Mr. Comfort’s security interests in the Borrowers’ property, if any, to all of the Bank’s security interests in the Borrowers’ property.

     The foregoing is qualified by reference to the Amendment, the Limited Guaranty, the Pledge and Security Agreement, the Reimbursement and Security Agreement and the Subordination Agreement, copies of which are included as Exhibits 99.1, 99.2, 99.3, 99.4 and 99.5, respectively, to this report and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Seventh Amendment to Amended and Restated Loan and Security Agreement by and among Comerica Bank, Lyris, Inc., Lyris Technologies, Inc and Commodore Resources (Nevada), Inc., dated as of August 31, 2011.

99.2	Limited Guaranty by William T. Comfort, III, dated as of August 31, 2011.

99.3	Pledge and Security Agreement by and between Comerica Bank and William T. Comfort, III, dated as of August 31, 2011.

99.4	Reimbursement and Security Agreement by and among William T. Comfort, III, Lyris, Inc., Lyris Technologies, Inc and Commodore Resources (Nevada), Inc., dated as of August 31, 2011.

99.5	Subordination Agreement by and between Comerica Bank and William T. Comfort, III dated as of August 31, 2011.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lyris, Inc.

By:	/s/ Wolfgang Maasberg
Name:	Wolfgang Maasberg
Title:	Chief Executive Officer

Date: September 6, 2011